Exhibit 10.2

DELCATH SYSTEMS, Inc.

Long-Term Incentive Plan Summary

Plan Summary for Participants

Effective: January 1, 2011

Long-Term Incentive Plan Summary

Highlights

Delcath Systems, Inc. (“Delcath” or “Company”) created this Long-Term Incentive Plan (“LTIP”) to reward you for your contributions to the long-term success of the Company. The Company’s objective is to develop a share-based plan that will support Delcath’s philosophy and culture, as well as provide an incentive to increase shareholder value and to build-up holdings in Delcath’s shares. The LTIP is compensation in the form of stock-based incentives and is designed to better align your interests with those of the Company and its stockholders. The Company believes that development, commercialization, growth and future profitability will help contribute to increased shareholder value and the LTIP provides you with an opportunity to receive Company stock on an annual basis. As a participant in the LTIP, you play an important role in helping to achieve Delcath’s goals and its future success.

The LTIP is designed to meet the following objectives:

•	Focus Delcath’s leaders on the long-term performance of the Company

•	Strengthen the link between pay and overall performance

•	Offer competitive, market-based long-term incentive award opportunities

•	Align employee interests with that of shareholders

This LTIP summary provides you with detailed information, including:

•	Who is eligible to participate

•	Delivery of awards, including the type of instrument used, mix of instruments, details with regard to each type of instrument

•	Award documentation

•	Award determination, including a sample calculation

•	Taxes, including an overview of when each type of instrument is taxed.

Long-Term Incentive Plan Summary

Overview

As a participant in the LTIP, you are eligible to receive an annual stock-based incentive award.

As an overview, the LTIP includes the following features:

•	Participants are eligible to receive stock awards in the form of Stock Options and Restricted Stock (collectively “Awards”).

•	These Awards will be provided annually during the first quarter of each fiscal year.

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Awards will be determined based on your position and its ability to positively influence the Company’s long-term success, your overall level of compensation in relation to the market for your position, and your individual contributions and performance.

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The actual number of shares granted to each participant will be based on the Company’s ability to grant these shares, including, but not limited to, shares remaining available for future grant and the Company’s overall financial condition.

Eligibility

All exempt Delcath employees are eligible to participate in the LTIP. Actual Award determinations will be made and approved by the Compensation Committee of the Board (“Committee”). However, this is not a guarantee that everyone will receive an Award annually.

Delivery of Awards

Each participant will be granted Awards in the form of stock options and restricted stock. The number of shares to be granted pursuant to an Award will be determined by the Committee (See below, Award Determination)

•	Stock Options:

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What are Stock Options? A stock option gives the recipient a contractual right to purchase shares of Delcath stock over a specified term at a fixed price. Traditional stock options are granted with an exercise price equal to the fair market value on the actual day of grant.

•	Vesting: Options will have a three-year graded vesting (i.e., one-third of the options will become exercisable on each of the three anniversary dates from the date of grant.)

Long-Term Incentive Plan Summary

•	For example – if an award is granted on February 1, 2011, one-third of the award will vest on each of the following dates – February 1, 2012, February 1, 2013 and February 1, 2014.

•	Term: Under the LTIP, stock options have a maximum term of 10 years (i.e., the options will cease to be exercisable after the tenth anniversary of the award date.)

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Exercise: Stock options may be exercised at any time, once vested, and have true value when the exercise price is more than the grant price of the award. More information on how to exercise stock options are described in greater detail in Delcath’s Amended 2009 Stock Incentive Plan and applicable Awards Agreements.

•	Restricted Stock:

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What is restricted stock? Stock provides ownership of the company; when certain restrictions are added to the stock it is called a “restricted stock” or “restricted share”. One of the most common restrictions required is time, meaning a certain length of time must pass before the stock is owned without restrictions and can be sold. This is called the vesting period.

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Vesting: Under the LTIP, restricted stock will have a three-year graded vesting (i.e., one-third of the restricted stock will become free of restrictions on each of the three anniversary dates from the date of grant), similar to stock options. Once vested, a share of Delcath stock will be owned outright and an actual stock certificate will be provided. Until vest, actual stock certificates will carry restrictive legends and will be held by the Company.

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Dividend Payments: The Company may provide for the payment of dividends or other cash distributions with respect to unvested restricted shares, if and when the Company declares the payment of a dividend.

•	Voting Rights: The Company will provide voting rights on unvested restricted stock.

Award Determination

Awards will be determined based on your position and its ability to positively influence the Company’s long-term success, your overall level of compensation in relation to the market for your position, and your individual contributions and performance. However, the actual number of shares granted to each participant will be based on the Company’s ability to grant these shares, including, but not limited to, shares remaining available for future grant and the Company’s overall financial condition.

Long-Term Incentive Plan Summary

Once the Committee has determined the value of an Award, each Award will be comprised of a mix of 75% stock options and 25% restricted stock.

The value and number of shares (Stock Option and Restricted Stock) to be granted will be determined and approved by the Committee. Set forth below is a hypothetical example for illustrative purposes only.

•	Calculation Example – 75% Stock Options and 25% Restricted Stock

•	Value to be Delivered: $50,000

•	Stock Price as of Date of Grant: $10.00

•	Black-Scholes Value (%): 50%

•	Black-Scholes Value ($) of Options: $10.00 × 50% = $5.00

•	Stock Options:

•	Value: $50,000 × 75% = $37,500

•	Number: $37,500 divided by $5.00 = 7,500 options at grant

•	Restricted Shares:

•	Value: $50,000 × 25% = $12,500

•	Number: $12,500 divided by $10.00 = 1,250 restricted shares at grant

Award Documentation

All Awards granted are governed by the specific terms and conditions as specified in Delcath’s Amended 2009 Stock Incentive Plan and by Stock Option and Restricted Stock Award Agreements (“Award Agreements”). Award Agreements will also serve as the document that will communicate actual awards each year and will include other terms and conditions specific to that year’s award. In order to receive an award, participants must agree to and sign an Award Agreement each year.

If there are conflicting provisions found between this LTIP Summary, Delcath’s Amended 2009 Stock Incentive Plan and Award Agreements, Delcath’s Amended 2009 Stock Incentive Plan document shall control.

Long-Term Incentive Plan Summary

Taxes

The tax consequences of Awards granted under the LTIP can be complex and are subject to change. All LTIP Awards have taxable implications to the participant. A brief overview regarding the tax implications of Awards under the LTIP are provided in this section but should not be considered tax advice. The following general overview does not purport to describe all possible tax consequences including the impact of federal, state and local income tax rules, as well as federal and state estate, gift and inheritance tax rules. In addition, the facts and circumstances of each participant may vary the tax implications. Participants who receive Awards under the LTIP should always consult their own tax advisors regarding the tax consequences of any Awards.

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Generally, the grant of a non-qualified stock option under the LTIP does not impose income taxes to the recipient at grant. Non-qualified stock options are taxable upon exercise and not at the time the stock option vests. Typically, additional taxes are also due if a participant sells the shares after exercise of the stock option.

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Generally, restricted shares are not taxable at the time of grant until the vesting restriction lapses. At the time the vesting restriction lapses, a tax liability would generally be incurred. The recipient of the stock will then be required to settle the tax obligations in order to receive the actual shares of stock.

Details regarding ways to pay taxes associated with LTIP Awards can be found in Delcath’s Amended 2009 Stock Incentive Plan and applicable Award Agreements. Participants that have questions/concerns regarding the potential taxes associated with any LTIP Awards should seek professional tax advice.

Administration of the Plan

The LTIP shall be administered by the Committee, which shall have full power and discretionary authority to interpret the LTIP, to construe any doubtful or disputed terms, to amend or modify the LTIP as it deems appropriate, to determine the amount of benefits payable to an employee under the LTIP, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the LTIP, to make any other determinations, including factual determinations, and to take any other such actions as it deems necessary or advisable in carrying out its duties under the LTIP.

Miscellaneous

This Long-Term Incentive Plan Summary describes the provisions of Delcath’s Long Term Incentive Plan. All Awards will be granted under and subject to the Company’s Amended 2009 Stock Incentive Plan and its applicable Award

Long-Term Incentive Plan Summary

Agreements. Delcath reserves the right to amend, suspend or terminate the LTIP at any time, for any reason or no reason. Participation in this LTIP is not a guarantee of employment and employment with Delcath is not a guarantee of continued participation in this LTIP.

Participation in the LTIP is not a guarantee that a stock award will be granted or have any value. Actual Awards, if any, will be determined based on Delcath’s ability to grant shares, the Company’s overall financial condition, and at the discretion of the Committee.

Frequently Asked Questions

Who may participate in the plan? All exempt Delcath employees are eligible to participate in the LTIP.

Does Delcath have to give me an Award? No. The Committee may grant Awards at its discretion. Nothing in the LTIP gives you or any service provider the right to participate in the LTIP or receive Awards.

When are new hires eligible to participate in the LTIP? You must be employed by the Company on the date Awards are granted under the LTIP. New employees who start work at Delcath after the date of grant of Awards under the LTIP for a fiscal year will generally not be eligible to participate in the LTIP for the year in which they started work at the Company, but will be eligible to participate in the LTIP in the following year. The Committee may, in its sole discretion, determine who shall be eligible to participate in the LTIP and may establish such criteria as it deems fit for each fiscal year.

When and how frequently are Awards Granted? Awards are generally granted once per year during the first quarter of each fiscal year.

When is the amount of the Award determined? Each year the Committee will meet to establish the Awards, if any, to be granted for the upcoming fiscal.

When do I receive notice of the Award for a fiscal year? During the first quarter of each fiscal year, you will be provided with a notice and an Award Agreement detailing the Awards, if any, granted to you under the LTIP.

Will Awards be granted every year? Yes. Generally, the Committee has determined that granting Awards on an annual basis is consistent with its desire to balance short- and long-term incentive compensation and align the interest of employees with shareholders. However, there may be instances where the Committee determines that annual Awards under the LTIP are not appropriate and the Committee reserves the right to modify, amend or cancel the LTIP at any time.

Long-Term Incentive Plan Summary

What happens to my Award if I leave the Company? The survival or termination of each outstanding Award depends on the circumstances under which an employee leaves Delcath. The specific terms and conditions related to the survival or termination of an Award will be set forth in each Award Agreement and the Amended 2009 Stock Incentive Plan.

Who do I call if I have questions about the AIP? If you have questions after reading this LTIP Summary, you may contact your manager or the Human Resources Department.